Exhibit 99.1

IRIDEX Corporation

Executive Management Bonus Plan Summary

EFFECTIVE DATE	January 1st, 2012

PURPOSE	The purpose of the Plan is to provide an incentive for the achievement of Goals that support IRIDEX Strategic Plan.

TERMS AND DEFINITIONS

PLAN NAME	The Executive Management Bonus Plan.

PARTICIPANTS	Employees serving in positions of Vice President and above, as well as certain other senior officers of the Corporation specified by the Compensation Committee (“Participants”).

PLAN PERIOD	The IRIDEX fiscal year.

BASE PAY	The monthly pay (annual pay divided by 12) established for the participant by IRIDEX and in effect on the last day of the Plan Period or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. IRIDEX, in conjunction with the Compensation Committee of the Board of Directors (“Compensation Committee”), may at any time, in its sole discretion, prospectively revise the Participant’s Base Pay.

BONUS PAYOUT	The actual award (expressed in dollars) to the Participant based on the terms of the Plan.

TARGET BONUS	A percentage of each Participant’s Base Pay as established each year by the Compensation Committee.

PERFORMANCE MEASURES AND GOALS	In accordance with Section 162(m) of the Internal Revenue Code, at the beginning of each Plan Period, the Compensation Committee selects specific measures among:

•	Revenue

•	Net Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings on a pre-tax or post-tax basis (EBIT, EBITDA, earnings per share, earnings growth or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

as the Objective Performance Measure or Measures for such Plan

Period. Single or multiple Performance Measures may be selected. Objective Performance Measures are the basis for 70% of the total Bonus Payout. The remaining 30% of the total Bonus Payout is based on Individual Goals with corresponding percentage weights designed to measure a Participant’s achievements. Each Participant will develop individual Goals for approval by the Compensation Committee against which performance under the Plan will be measured. Such Individual Goals can be:

•	Stock price or performance

•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price or other measures of return)

•	Financial return measures (including, but not limited to, dividends, return on assets, capital, equity or sales, and cash flow return on assets, capital, equity or sales)

•	Market share measures

•	Improvements in capital structure

•	Expenses (operating expense, expense management, expense ratio, expense efficiency ratios or other expense measures

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Working capital targets relating to inventory and/or accounts receivable

•	Planning accuracy (as measured by comparing planned results to actual results)

•	Productivity improvement

•	Inventory measures (turns, reduction or shrink)

•	Customer relations (count, frequency, size of basket or attitude)

•	Compliance goals (employee turnover, social goals, diversity goals, safety programs, regulatory or legal compliance)

•	Goals relating to business expansion, acquisitions and divestitures.

ELIGIBILITY	The CEO has the authority to recommend Participants. The Compensation Committee has the sole authority to approve Participants who remain an IRIDEX employee through the end of the Plan Period, unless employment is terminated prior to the end of the Plan Period due to death or disability.

Participation will conclude upon termination of the Participant’s employment, withdrawal of selection by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, or termination of the Plan by IRIDEX. IRIDEX may terminate the Plan or a Participant at any time and for any reason.

BONUS PAYOUT DETERMINATION	At the end of the Plan Period, the Compensation Committee will oversee the determination of the Participant’s Bonus Payout, as follows:

- CEO	- Determines extent to which the selected Objective Performance Measure or Measures and individual Goals were achieved.

- CFO	- Determines the Bonus Payout for each Participant. The Compensation Committee may exercise its discretion to determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan. The maximum Bonus Payout pursuant to the achievement of the Objective Performance Measure or Measures shall be $200,000.

- Prorates the Bonus Payout for any employee who becomes a Participant after the start of the Plan Period, is on a leave of absence for a portion of the Plan Period, or whose employment with IRIDEX is terminated prior to the end of the Plan Period because of disability or death. A prorated Bonus Payout will be calculated by multiplying the number of full months during which the Participant participated in the Plan during the Plan Period. Credit will be given for a full month if the Participant is eligible for 15 or more calendar days during that month.

- DIRECTOR, HUMAN RESOURCE	- Reviews the Bonus Payout against the Plan.

- PAYROLL	- Prepares bonus checks for distribution.

BONUS PAYOUT	- The Bonus Payout will be made as soon as administratively feasible and is expected to be prior to March 15th of the subsequent year.

- No amount is due and owing before the Bonus Payout has been determined.

- The Bonus Payout will be granted to Participants in cash separate from, and not added to, Base Pay.

- The Bonus Payout will be taxed at the flat IRS rate plus applicable state and local rates for bonus payments.

ADMINISTRATION	The Plan is administered by the CEO in conjunction with the Compensation Committee. In the event of a dispute regarding the Plan, the Participant may seek resolution through the CEO and the Compensation Committee.

TERMINATION OF EMPLOYMENT	The Plan is not a contract of employment for any period of time. The Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by IRIDEX policy and not by the Plan.

REVISIONS TO THE PLAN	The Plan will be reviewed by the CEO and the Compensation Committee on a periodic basis for revisions. IRIDEX reserves the right at its discretion with or without notice, to review, change amend or cancel the Plan, at any time.